Exhibit (e)(3)

ASHMORE FUNDS

Form of Selected Dealer Agreement – Class A and C Shares

Selected Dealer Agreement between Ashmore Investment Management (US) Corporation (“Distributor”) and                                                               (“Dealer”) dated as of                             .                          CRD#

WHEREAS, each investment company listed in Appendix A hereto (each a “Trust” and, collectively the “Trusts”) has appointed Distributor as its exclusive agent to sell and distribute each class of shares of each of its current and hereinafter created series (each a “Fund”), which shares are distributed by Distributor and sold by the Trust(s) at their offering prices as set forth in the applicable Trust’s Prospectuses and Statement of Additional Information and as provided in Distributor’s Distribution Contract(s) with respect to such Funds; and

WHEREAS, Distributor and Dealer desire that Dealer participate as a selected dealer in the distribution of those classes of shares of the Funds listed in Appendix A hereto for which Distributor now or hereinafter serves as principal underwriter, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, Distributor and Dealer hereby agree to the following terms and conditions:

1. Shares. Each Trust offers for each Fund up to two classes of shares covered by this Agreement – one class which generally bears only a front-end sales charge (the “Class A Shares”) and one class which is subject to an asset-based sales charge (the “Class C Shares”). Class A Shares and Class C Shares are also subject to a contingent deferred sales charge in certain circumstances. The Class A Shares and Class C Shares are collectively referred to as the “Shares.” Each Trust also may offer additional classes of shares which are not covered by this Agreement.

2. Sales. Dealer will offer and sell the Shares only at the public offering prices which shall be currently in effect, in accordance with the terms of the applicable then-current Prospectuses, including any summary Prospectuses, and Statement of Additional Information of the Trust(s) (together, the “Prospectuses”). Dealer agrees to act only as principal in such transactions and shall not have authority to act as an agent, broker or employee with respect to the Trust(s), Distributor or any other dealer in any respect. The minimum dollar purchase of shares of each Fund by any investor shall be the applicable minimum amount described in the applicable then-current Prospectuses, subject to any such waivers as may be described in the Prospectuses. All orders are subject to acceptance by Distributor on behalf of the Trust(s) and become effective only upon confirmation by Distributor on behalf of the Trust(s); the Trust(s) and Distributor reserve the right to reject any purchase or exchange order for any reason or for no reason at all.

3. Sales Charges & Commissions.

(a) The sales charge applicable to any sale of Class A Shares by Dealer and the dealer discount (commission) applicable to any order from Dealer for the purchase of Class A Shares accepted by Distributor shall be that percentage of the applicable public offering price determined as set forth in the applicable Trust’s Prospectuses, subject to the rules of the Financial Industry Regulatory Authority (“FINRA”) and applicable law. With respect to Class A Shares sold by

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Dealer, Dealer will be paid by Distributor a servicing fee equal to the percentage of the aggregate net asset value of such Class A Shares sold as set forth in the applicable Trust’s Prospectuses.

(b) With respect to Class C Shares sold by Dealer, Dealer will be paid by Distributor distribution and servicing fees, at the times and equal to the percentages of the aggregate net asset value of such Class C Shares sold as set forth in Section 12 and the applicable Trust’s then-current Prospectuses.

(c) The rates of any sales charge, dealer discount (commission), distribution fee or servicing fee paid with respect to any Shares, including remaining payments, if any, with respect to outstanding Shares, are subject to change by Distributor from time to time, upon 10 days’ written notice, and any new orders placed after the effective date of such change will be subject to the rate(s) in effect at the time of receipt of the order by Distributor.

(d) Sales charges and dealer discounts (commissions) to selected dealers are subject to reductions under a variety of circumstances as may be described in the applicable Trust’s then-current Prospectuses. To obtain any such reductions, Distributor must be notified when the sale(s) takes place which would qualify for the reduced charge and the basis on which the reduction is applicable. There is currently no sales charge or dealer discount on acquisitions of Shares by the reinvestment of dividends.

4. CDSC. Distributor shall be entitled to any contingent deferred sales charges (“CDSC”) on any Shares sold. If, with respect to any Class A or C Shares sold by Dealer, any CDSC is waived for certain partial or complete redemptions as described in the applicable then-current Prospectuses, then in any such case Dealer shall remit to Distributor promptly upon notice an amount equal to the commission or distribution fee paid by Distributor to Dealer on such Shares when initially sold less an adjustment equal to the payments received by Distributor on such Shares pursuant to the Plans which are defined in Section 12 hereof.

5. Authorization. As a selected dealer, Dealer is hereby authorized: (i) to place orders through Distributor with the Funds for their Shares to be sold by the Funds to Dealer subject to the applicable terms and conditions governing the placement and acceptance of orders and subject to the applicable compensation provisions and other terms set forth in the Distribution Contract(s) between the Trust(s) and Distributor and in the Trust(s)’s applicable then-current Prospectuses, and (ii) to tender Shares directly to the Funds or their agent for redemption subject to the applicable terms and conditions set forth in said Distribution Contract(s) and Prospectuses.

6. Repurchases. Repurchase of Shares will be made at the net asset value of such Shares in accordance with the applicable then-current Prospectuses less any applicable CDSC payable to Distributor.

Such transactions, unless otherwise agreed, will settle in accordance with the provisions of the applicable Fund’s then-current Prospectuses, provided, however, that the Distributor may delay the payment of redemption proceeds to the Dealer except as prohibited by applicable law.

7. Timing of Transactions; Compliance Matters. Dealer agrees to comply with provisions of the Prospectuses of the Trust(s), and with all applicable federal, state and non-U.S. securities laws. Among other things, (a) Dealer shall be responsible for reasonably assuring that only orders to purchase, redeem or exchange Shares received by Dealer or any Indirect Intermediary (as defined in Section 21 (ii) hereof) prior to the Valuation Time (as defined in this Section 7) shall be submitted

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directly or indirectly by Dealer to the Trust(s) or its transfer agent or other applicable agent for receipt of a price based on the net asset value per Share calculated for that day in accordance with Rule 22c-1 under the 1940 Act (orders to purchase, redeem or exchange Fund shares received by Dealer subsequent to the Valuation Time on any given day shall receive a price based on the next determined net asset value per Share in accordance with Rule 22c-1 under the 1940 Act); and (b) Dealer shall cause to be imposed and/or waived applicable redemption fees only in accordance with the relevant Fund’s then-current Prospectuses and/or as instructed by Distributor. Dealer further agrees to make reasonable efforts to assist the Funds and their service providers (including but not limited to Distributor) to detect, prevent and report market timing or excessive short-term trading of Shares. To the extent Dealer has actual knowledge of violations of Trust policies (as set forth in the applicable then-current Prospectuses) regarding: (i) the timing of purchase, redemption or exchange orders and pricing of Shares, (ii) market timing or excessive short-term trading, or (iii) the imposition of redemption fees, Intermediary (as hereinafter defined) agrees to report such known violations to Distributor. For purposes of this Agreement, the term “Valuation Time” refers to the time as of which the Shares are valued on each business day, currently the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m., Eastern Time) on each day that the New York Stock Exchange is open for business.

8. FINRA. Each party hereto represents that it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and agrees to notify the other should it cease to be a member of FINRA and to the automatic termination of this Agreement at that time. Further, each party hereto agrees to abide by the Rules of FINRA. This

Agreement is in all respects subject, without limitation, to Rule 2830 of the Conduct Rules of FINRA which shall control any provisions to the contrary in this Agreement.

9. Transaction Conditions. Dealer agrees:

(a) To purchase Shares only from the Trust(s) through Distributor or only from Dealer’s customers.

(b) To purchase Shares from the Trust(s) only for the purpose of covering purchase orders already received or for Dealer’s bona fide investment.

(c) That Dealer will not purchase any Shares from Dealer’s customers at prices lower than the redemption or repurchase net asset values next determined by the Trust(s). If Dealer acts as principal for its own account in purchasing shares for resale to Distributor, Dealer agrees to pay its customer not less than the price that it receives from Distributor. If Dealer acts as agent for its customer in selling shares to Distributor, Dealer agrees not to charge its customer more than a fair commission or fee for handling the transaction, except that Dealer agrees to receive no compensation of any kind based on the reinvestment of redemption or repurchase proceeds pursuant to the repurchase privilege, as described in the applicable then-current Prospectuses.

(d) That Dealer will not intentionally withhold placing customers’ orders for Shares so as to profit Dealer as a result of such withholding.

10. Settlements. With respect to all orders Dealer places for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Trust(s) within three (3) business days (or such shorter period as may be required by law or agreed between Distributor and Dealer) after acceptance of the order by the Trust(s) or its agents. If payment is not so received or made, the transaction may be cancelled forthwith by the

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Trust(s) or Distributor or, as applicable, and at Distributor’s option, Distributor may also cause the Shares ordered to be redeemed by the relevant Fund (in which case Distributor may hold Dealer responsible for any loss). In the event of such a cancellation by the Trust(s) or the Distributor, or in the event that Dealer cancels an order for Shares for any reason, the cancellation shall not be the responsibility of, or result in any liability to, Distributor or the Trust(s) or any Fund, and Dealer shall be responsible for any loss, including loss of profit, suffered by a Fund, the Trust(s) or Distributor resulting from Dealer’s failure to make payments as aforesaid or Dealer’s cancellation of an order, and Dealer shall not be entitled to any gains generated thereby. Dealer also assumes responsibility for any loss to the Trust(s) or a Fund caused by any order placed by Dealer on an “as-of” basis subsequent to the trade date for the order, and Dealer shall immediately pay such loss to the Trust(s) or applicable Fund upon notification or demand. Any such “as of” orders shall be acceptable only as permitted by the Trust(s) and shall be subject to the applicable Trust’s policies pertaining thereto, which may include a requirement for receipt of an executed letter of indemnity in a form acceptable to the Trust(s) or Distributor and /or prior to the applicable Trust’s acceptance of any such order.

11. Various Responsibilities Concerning Sales. In connection with sales and offers to sell Shares, Dealer will furnish to each person to whom any such sale or offer is made a copy of the applicable then-current Prospectus (and/or, as applicable, a summary Prospectus) of the applicable Fund(s). Distributor shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by Distributor herein. Notice and other applicable filings for Shares of the Funds in various states are the responsibility of the Distributor or another agent of the Trust(s). Dealer is responsible for any notices or other applicable filings that may be necessary to permit Dealer to engage in the selling of mutual fund shares in various states. Any printed information which Distributor furnishes Dealer other than the Prospectuses, proxy solicitation materials, and periodic reports is Distributor’s sole responsibility and not the responsibility of the Trust(s), and Dealer agrees that the Trust(s) shall have no liability or responsibility to Dealer in these respects unless expressly assumed in connection therewith. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with any provision of the Securities Act of 1933, or of the Rules and Regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the Securities Act of 1933. Dealer will use its best efforts in the development and promotion of sales of Shares and will be responsible for the proper instruction and training of all sales personnel employed by it. Dealer will, upon request, from time to time, supply Distributor with a list of the names and addresses of Dealer’s clients who are shareholders of any Fund.

12. Distribution and Service Fee Provisions. So long as Distributor is the sole principal underwriter of the Trust(s) and this Agreement remains in effect, Distributor agrees to pay Dealer each quarter a distribution and/or service fee at annual rate(s) as set forth in Appendix B, applied to the average daily net assets of Shares of each applicable class of shares of each Fund outstanding in such quarter which are held in accounts by Dealer. The fees will be accrued daily as of each business day and paid quarterly in arrears by the 15th day of each quarter; provided, however, that such fees will be paid only upon receipt by Distributor of such distribution and service fees paid by the Trust(s). Such fees will be paid by Distributor to Dealer only out of a Fund’s applicable distribution and service fees paid pursuant to the distribution and servicing

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plans (each a “Plan” and, collectively, the “Plans”) adopted by the Trust(s) pursuant to Rule 12b-1 (“Rule 12b-1”) under the 1940 Act in consideration of Dealer furnishing distribution and client services hereunder with respect to a Fund and its shareholders. In addition to any terms and conditions set forth in the applicable Prospectus or required by applicable law, any such payments made pursuant to this Section 12 shall be subject to the following terms and conditions:

(a) Any such payment shall be in such amounts as Distributor may from time to time advise Dealer in writing but in any event not in excess of the amounts permitted by the applicable Plans. Any such payments shall be in addition to any dealer discount allowed to Dealer pursuant to this Agreement.

(b) The provisions of this Section 12 relate to the Plans. In accordance with Rule 12b-1, any person authorized to direct the disposition of monies paid or payable by the Trust(s) pursuant to this Section 12 shall provide each Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

(c) Dealer shall provide to Distributor and the Trust(s) each calendar quarter such information as shall reasonably be requested by the Distributor or the Trustees of the Trust(s) with respect to the fees paid to Dealer pursuant to this Section 12.

(d) Dealer will permit representatives of the Trust(s) and Distributor reasonable access to its personnel and its records to enable them to monitor the quality of services being provided by Dealer pursuant to this Agreement. Dealer shall promptly deliver to the Board of Trustees of the Trust(s) such information as is reasonably necessary to permit the Board of Trustees to make an informed determination whether to continue the Plans or any of them or this Section 12.

(e) The provisions of this Section 12 applicable to each Fund shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved by the Trustees of the Trust(s) at least annually in conformity with the Plans, Rule 12b-1 and the 1940 Act. In the event of the assignment (as defined by the 1940 Act) of this Agreement or in the event any Plan terminates, is not continued or ceases to remain in effect, then the provisions of this Section 12 shall automatically terminate with respect to the Shares covered by such assignment or such terminated Plan. This Section 12 may be terminated at any time with respect to any Fund without payment of any penalty, by vote of a majority of the Independent Trustees of the Trust(s) (as defined in the respective Plan or Plans) or by vote of a majority of the outstanding voting securities of such Fund on not more than 60 days’ written notice to the parties to this Agreement. In addition, the provisions of this Section 12 may be terminated at any time, without penalty, by either party with respect to any Fund on not more than 60 days’ nor less than 30 days’ written notice in accordance with Section 15 hereof.

13. Prospectuses and Sales Material. No person is authorized to make any representations concerning Shares of the Funds except those contained in the applicable then-current Prospectus (including the Statement of Additional Information) and printed information issued by the Trust(s) or by Distributor as information supplemental to the Prospectus. Distributor shall supply Prospectuses (and/or, as applicable, summary Prospectuses) at no cost to Dealer and reasonable quantities of supplemental sales literature, sales bulletins and additional information as issued. Dealer agrees not to use other advertising or sales material relating to the Funds, unless approved in

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writing by Distributor in advance of such use.

14. Termination. In addition to the termination provisions set forth in Section 12 hereof, either party may cancel this Agreement by giving 30 days’ written notice to the other party.

15. Notice. Any notice under this Agreement shall be in writing and shall be deemed to have been given on the date on which it was either delivered personally to the other party or any officer or partner thereof, or was mailed postpaid or sent by facsimile transmission (with machine confirmation) or delivered by overnight courier to the other party at its address as shown below:

Ashmore Investment Management (US) Corporation

122 E 42nd St

New York, NY 10168

Attn: President

Dealer:

16. Amendment.

(a) If, in the future, the Trust(s) offers one or more additional class(es) of shares, the Distributor may amend this Agreement on 10 days’ written notice to Dealer to insert provisions relating to such class(es).

(b) The Distributor mayamend Appendix A to this Agreement on 10 days’ written notice to Dealer.

(c) In addition, Dealer and Distributor agree that Distributor may also, by 30 days’ written notice to the Dealer, amend or modify this Agreement without the affirmative consent of Dealer. Notice for all purposes shall be deemed to be given when mailed or electronically transmitted to Dealer. Dealer’s submission and the applicable Trust’s or its designee’s acceptance of an order to purchase, redeem or exchange Shares of any Fund after the transmission of such notice shall represent Dealer’s acknowledgement and acceptance of the terms and conditions of any such amendment.

17. WRAP Programs.

If Dealer is the broker for one or more wrap fee programs where Dealer is paid a single, inclusive fee for brokerage and investment management service (each a “Program” and, collectively, the “Programs”) and if Dealer desires to have its clients in the Programs (each a “Program Client” and, collectively, “Program Clients”) acquire Class A Shares of the Funds at the net asset value thereof without any sales charge, then:

(a) Dealer may, subject to Distributor’s approval, maintain either (i) one omnibus account per Fund per Program for the Program Clients of such Program or (ii) one account per Fund per Program Client provided each such account is a Level 1 or Level 3 account on National Securities Clearing Corporation’s Fund/SERV System. This Section applies only to Class A Shares of the Funds, but “Funds” shall include all presently existing Funds and those created after the date hereof which offer Class A Shares.

(b) When an account has been established after approval by Distributor, Dealer may purchase and sell to the Program Clients covered by such account Class A Shares of any Fund at net asset value (without any sales charges on purchases or contingent deferred sales charges on sales/redemptions but including any applicable redemption fees) upon the instructions of Dealer and all in accordance with the terms of this Section, the Prospectuses and the terms of Distributor’s Distribution Contract(s) with the Fund, as

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amended from time to time, and in accordance with applicable law. Notwithstanding the foregoing, the waiver of contingent deferred sales charges on sales/redemptions is conditioned upon the Dealer providing Distributor on each business day separately for each account all purchase, sale and exchange orders for such day. Dealer and its affiliates shall not prepare, use or distribute brochures, written materials or advertising in any form that refers to sales of shares of any Fund as “no-load,” except that in brochures relating to any Program it may refer to the Funds as available at net asset value and subject to a service fee if the brochure also clearly reflects that, although such Class A Shares are available at net asset value through such Program, the clients of such Program will be charged a fee in connection with such Program.

(c) Dealer hereby confirms that it maintains in its files proper Program Client authorization to exercise full and continuing authority with regard to the transactions contemplated hereby and with regard to withdrawing and transferring funds on behalf of each Program Client. With respect to each Program Client, Dealer will examine such documents and satisfy itself that they are authentic and properly authorized and duly executed and delivered to Dealer by the Program Client or the designated agents thereof.

(d) Distributor’s ability to rely on Dealer’s authorization to act on behalf of each Program Client shall be continuing and unqualified and remain in full force and effect until Distributor receives written notice of revocation from Dealer and/or the respective Program Client. Such revocation, however, shall not affect any liability in any way resulting from transactions initiated prior to Distributor’s receipt of such notice.

(e) It is understood and agreed that neither Dealer nor any broker/dealer or financial institution involved in the sale of Class A Shares of the Funds to any Program Client shall be entitled to any sales commissions, discount or other concession in connection with such sales but one such entity (determined by Distributor) shall be entitled to receive any service fees otherwise payable with respect thereto to the extent provided from time to time in the applicable Fund’s Prospectuses.

18. Assignment. This Agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that Dealer may not assign this Agreement without the prior written consent of Distributor.

19. Privacy. Each party agrees to comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. The parties agree that any “Non-Public Personal Information,” as the term is defined in Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over the disclosing party.

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20. Anti-Money Laundering. Each party to this Agreement hereby agrees to abide by and comply with all applicable anti-money laundering laws and regulations including the Money Laundering Abatement Act and relevant provisions of the USA Patriot Act of 2001, as amended from time to time, and any rules or regulations adopted there- under (together, the “PATRIOT Act”). Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the Patriot Act and other applicable anti-money laundering laws and regulations and is otherwise in compliance with such laws and regulations. Each party also hereby agrees to take action to comply with any new or additional anti-money laundering laws and regulations. Dealer certifies that it has obtained and verified the requisite information with respect to each investor on whose behalf Dealer is acting with respect to the Funds and, unless otherwise prohibited by applicable law, Dealer agrees to notify the Distributor promptly whenever, with respect to any such investor, it detects potential indications of any: (i) suspicious activity that would require a broker/dealer, bank (as applicable), registered investment company or registered investment adviser to file a suspicious activity report or (ii) Office of Foreign Asset Control matches.

21. Agreement to Provide Information. Dealer agrees to provide Distributor or its designee (“Fund Agent”), upon written request, the taxpayer identification number (“TIN”) the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Dealer during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by a Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. If mutually agreed upon by Fund Agent and Dealer, Dealer will provide the information specified for each trading day in the period.

(ii) Form and Timing of Response. Dealer agrees to provide, promptly upon request of Fund Agent, the requested information specified in this Section 21. If requested by Fund Agent, Dealer agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this Section 21 is itself a “financial intermediary,” as that term is defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”) and, upon further request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in this Section 21 for those Shareholders (as hereinafter defined) who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, Shares. Dealer additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by Dealer and Fund Agent. To the extent practicable, the format for any Shareholder and transaction information provided to Fund Agent should

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be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. Distributor agrees not to use and agrees to use its best efforts to cause the Trust(s) not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of Fund Agent, the Trust(s) or their affiliates at the time the information is received pursuant to this Agreement or information which comes into the possession of Fund Agent, the Trust(s) or their affiliates from a third party.

22. Agreement to Restrict Trading. Dealer agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares of the Funds by a Shareholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through the Dealer’s account) that violate policies established or utilized by the Trust(s) or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund (e.g., market timing and late trading policies).

(i) Form of Instructions. Instructions must include the TIN, ITIN or GIC, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GIC is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Dealer agrees to execute instructions from Fund Agent as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

(iii) Confirmation by Dealer. Dealer must provide written confirmation to Fund Agent or its designee that Fund Agent’s instructions to restrict or prohibit trading have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

23. Detecting Violations. Dealer agrees to make reasonable efforts to assist the Trust(s) and its service providers (including Distributor) in preventing and detecting market timing and excessive short-term trading with respect to the Shares of the Funds.

24. Agreement Relating to SAS-70/Third Party Control Reviews. Dealer agrees to require any organization that performs a Statement on Auditing Standards (SAS) No. 70 review, or other third party review, of Dealer’s controls, to include in such review control objectives relating to:

(i) ensuring that orders relating to Fund Shares (“Fund Orders”) received by the Dealer prior to the Valuation Time are effectively segregated from Fund Orders received by the Dealer after the Valuation Time and that only Fund Orders received prior to the Valuation Time on a day are transmitted to the Trust(s) or its designee for execution at that day’s net asset value;

(ii) imposing redemption fees, or only permitting waivers of such fees, in accordance with the applicable Fund’s then-current Prospectus(es);

(iii) providing to Fund Agent the Shareholder identification and transaction information identified in Section 21 above and adhering to Fund Agent’s instructions provided under Section 22 above; and

(iv) making reasonable efforts to assist the Trust(s) in detecting and preventing

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market timing or excessive short-term trading with respect to the Shares of the Funds.

25. Definitions. For purposes of Sections 21 to 26 of this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

(i) The term “Funds” shall mean the constituent series of each Trust, but for the purposes of Section 21 of this Agreement shall not include Funds excepted from the requirements of paragraph (a) of Rule 22c-2 under the 1940 Act by paragraph (b) of Rule 22c-2.

(ii) The term “promptly” shall mean as soon as practicable but in no event later than 5 business days from Dealer’s request of the request for information from Fund Agent.

(iii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund.

(iv) The term “Shareholder” shall have the meaning set forth in Rule 22c-2 under the 1940 Act.

(v) The term “written” includes electronic writings and facsimile transmissions.

In addition, for purposes of Sections 21 through 26, the term “purchase” does not include the automatic reinvestment of dividends or distributions.

26. Scope. Dealer acknowledges and agrees that this Agreement shall apply to the handling of all transactions in Shares, whether authorized under this Agreement or any other agreement between or among Dealer and the Trust(s), any transfer agent of the Trust(s), Distributor, any other Fund Agent or any of their affiliates. Dealer acknowledges and agrees that Sections 7 and 21 to 26 of this Agreement shall apply to the handling of all Fund Orders, whether authorized under this Agreement or any other agreement with the Trust(s), Distributor, its affiliates or any Transfer Agent.

27. Governing Law; Arbitration. This Agreement shall be construed in accordance with the laws of the State of New York. Any disputes between the parties hereto arising in connection with this Agreement shall be submitted to arbitration in accordance with the Code of Arbitration Procedure of FINRA, or similar rules or code as in effect at the time of the submission of any such dispute.

28. Other Agreements. This Agreement shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Dealer with respect to the sale of Shares of any of the Funds of the Trust(s).

29. Headings. The Section headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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Ashmore Investment Management (US) Corporation

By:

Title:

Dealer:

By:

Title:

Exhibit (e)(3)

Appendix A

List of Trusts, Funds and Classes

1. Ashmore Funds

Class A and Class C shares of each current or hereafter created series of Ashmore Funds other than those series, if any, listed below:

Excluded series: none.

2. [Reserved.]

3. [Reserved.]

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Appendix B

Sales Charges, Dealer Discounts (Commissions) and Fees

	Schedule
Fund Name	Class A	Class C
Ashmore Emerging Markets Corporate Debt Fund	1	2
Ashmore Emerging Markets Local Currency Fund	1	2
Ashmore Emerging Markets Local Currency Bond Fund	1	2
Ashmore Emerging Markets Sovereign Debt Fund	1	2
Ashmore Emerging Markets Total Return Fund	1	2

CLASS A SHARES (Front-End Sales Charge)

Schedule 1

Aggregate Purchase Amount	Sales Charge	Dealer Discount (Commission)
$0–$99,999	4.00%	3.50%
$100,000–$249,999	3.50%	3.00%
$250,000–$499,999	2.50%	2.25%
$500,000–$999,99	2.00%	1.75%
$1,000,000 +	0.00%*	0.00%

Note 1: Dealer Discount (Commission) on sales of $1 million or more: 0.75% on the first $2 million, plus 0.50% on amounts from $2–$5 million, plus 0.25% on amounts over $5 million, paid at time of sale.

Class A Servicing Fee (trail) (Applies to all assets; starting in the first year.)

All Funds                     0.25%

CLASS C SHARES (Level Load Sales Charge)***

No initial (front-end) sales charge

Maximum allowable for a single purchase is $1,000,000.

Ashmore Funds Selected Dealer Agreement – Class A, C Shares Page 14

	CDSC Period	CDSC	Dealer Commission	Annual Service Fees/trail**
	(months)	(percent)	****	(starting after 1 year)
Schedule 2	12	1%	1.00%	1.00%

*	1% CDSC applies to purchases of $1,000,000 or more of Class A shares for 18 months.
**	Paid quarterly in arrears with respect to shares outstanding for one year or more as long as shares continue outstanding. Of the trail, 0.25% is Service Fee and the remainder is Distribution Fee.
***	Subject to any applicable limitations of FINRA, Inc.
****	If these payments are waived by Dealer, no CDSC applies to the shares involved in the transaction.

The foregoing is subject to amendment from time to time in the Trust(s) current Prospectus(es) and/or Statement of Additional Information.

PLEASE NOTE: Redemption Fees may apply. Consult Fund prospectuses for more information.